Exhibit 5.1

Our ref: CHX/774536-000013/32256956v2

Freight Technologies Inc.

Kingston Chambers

PO Box 173

Road Town

Tortola, VG1110

British Virgin Islands

12 August 2022

Dear Sirs

Freight Technologies Inc. (formerly Hudson Capital Inc.) (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in respect of the proposed resale of the following securities:

a)	up to 19,147,688 ordinary shares of par value of US$0.011 of the Company (the “Ordinary Shares”); and

b)	of such Ordinary Shares, up to 2,993,196 Ordinary Shares registered in the names of the Selling Shareholders as at the date of this opinion letter (the “Outstanding Ordinary Shares”);

c)	of such Ordinary Shares, up to:

(i)	3,409,602 Ordinary Shares issuable upon conversion of the Company’s series A1-A preferred shares;

(ii)	763,205 Ordinary Shares issuable upon conversion of the Company’s series A2 preferred shares;

(iii)	2,257,451 Ordinary Shares issuable upon conversion of the Company’s series A4 preferred shares;

(iv)	7,694,636 Ordinary Shares issuable upon conversion of the Company’s series B preferred shares,

(v)	7,020 Ordinary Shares issuable upon conversion of the Company’s series seed preferred shares,

(together, the “Converted Preferred Shares”);

b)	of such Ordinary Shares up to:

(i)	388,727 Ordinary Shares issuable upon exercise of the series A warrants exercisable to purchase one Ordinary Share;

(ii)	0 Ordinary Shares issuable upon exercise of the series B warrants exercisable to purchase one Ordinary Share;

(iii)	1,059,937 Ordinary Shares issuable upon exercise of the series C warrants exercisable to purchase one Ordinary Share;

(iv)	240,804 Ordinary Shares issuable upon exercise of the series D warrants exercisable to purchase one Ordinary Share;

(v)	4,165 Ordinary Shares issuable upon exercise of the series seed warrants exercisable to purchase one Ordinary Share,

(together, the “Warrant Shares”);

c)	of such Ordinary Shares, up to:

(i)	53,725 Ordinary Shares issuable upon exercise of awards granted under the 2018 Plan; and

(ii)	0 Ordinary Shares issuable upon exercise of awards granted under the 2021 Plan,

(together, the “Option Shares”).

We have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 12 August 2022, including the Company’s Certificate of Incorporation and the memorandum and articles of association registered on 13 July 2022 (the “Memorandum and Articles”).

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 12 August 2022 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 13 December 2021, 16 December 2021, 29 December 2021, 21 January 2021, 10 February 2022, 14 February 2022, 12 July 2022 and 12 August 2022 and the minutes of the meeting of the board of directors of the Company held on 23 March 2022 (the “Resolutions”).

1.4	A Certificate of Incumbency dated 10 August 2022, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 12 August 2022 (the “Certificate of Good Standing”).

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1.6	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A).

1.7	The Registration Statement.

1.8	The FreightHub, Inc. (“FreightHub”) 2018 Stock Incentive Plan (the “2018 Plan”).

1.9	The Company’s 2021 Equity Incentive Plan (and together with the 2018 Stock Incentive Plan, the “Plans”).

1.10	The first securities purchase agreement originally dated as of 9 February 2021, as amended and restated from time to time (the “First SPA”).

1.11	The Second PIPE Securities Purchase Agreement (as such term is defined under the First SPA).

1.12	The securities purchase agreement dated 10 December 2021 entered into between the Company and ATW Master Fund Opportunities LP.

1.13	The assignment to the securities purchase agreement dated 28 December 2021 entered into between the Company, ATW Master Fund Opportunities L.P. as assignor and Steven Oliveira.

1.14	The securities purchase agreement dated 12 July 2022 entered into between the Company and ATW Master Fund Opportunities LP.

1.15	A securities amendment agreement dated 12 July 2022 entered into between the Company and the holders of Series Seed, Series A1-A, Series A2 and Series A4 Preferred Shares, Series B Preferred Shares and Series A, B, C and D warrants issued pursuant to the First SPA.

1.16	The form of Series A, Series B, Series C, Series D and Series Seed warrant agreement and the warrant certificate constituting the Series A, Series B, Series C, Series D and Series Seed Warrants (the “Warrant Documents”).

1.17	The new merger agreement dated 13 December 2021 as amended on 29 December 2021 entered into by and among the Company as parent, Hudson Capital Merger Sub I Inc., Fr8App Inc. (formerly known as FreightHub Inc, and ATW Master Fund II, L.P. as the stockholders’ representative.

The documents listed in paragraphs 1.7 to 1.17 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

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2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Delaware (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.8	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Warrants or the Ordinary Shares.

2.10	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.11	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.12	No monies paid to or for the account of any party under the Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (2013 Revision, as amended)).

2.13	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

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2.14	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.15	At the time of the exercise of each Warrant into a Warrant Share in accordance with the terms and provisions of the applicable Warrant Documents (each such exercise, a “Warrant Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Warrant Exercise;

(b)	the Company will have sufficient authorised but unissued Ordinary Shares to effect the Warrant Exercise in accordance with the Warrant Documents, the Warrants, the Memorandum and Articles and the Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Warrant Share issued upon Warrant Exercise will not be less than the par value of such share; and

(e)	the terms and provisions of the Warrant relating to the Warrant Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

2.16	At the time of each conversion of Preferred Share into the Ordinary Shares in accordance with the terms and provisions of the Memorandum and Articles (each such conversion, a “Conversion”):

(a)	the laws of the British Virgin Islands (including the Act) will not have changed in such way as to materially impact the Conversion;

(b)	all Preferred Shares in issue will have been issued as fully paid and non assessable;

(c)	the Company will have sufficient authorised but unissued Ordinary Shares to effect the Conversion in accordance with the Memorandum and Articles and the Act;

(d)	the Company will not have been struck off or placed in liquidation;

(e)	the issue price for each Converted Preferred Share issued upon Conversion will not be less than the par value of such share; and

(f)	the terms and provisions relating to the Conversion as set out in the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

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2.17	At the time of the exercise of each award granted under the Plans into an Ordinary Share in accordance with the terms and provisions of the Plans (each such exercise, an “Option Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Option Exercise;

(b)	the Company will have sufficient authorised but unissued Ordinary Shares to effect the Option Exercise in accordance with the Memorandum and Articles and the Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Option Share issued upon Option Exercise will not be less than the par value of such share; and

(e)	the terms and provisions of the Option relating to the Option Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

2.18	The obligations of FreightHub pursuant to the 2018 Plan and any award agreement entered into by FreightHub were validly assumed by the Company pursuant to the Merger Agreement as a matter of all relevant laws prior to its offer and issue of any Ordinary Shares pursuant to, or in connection with, the 2018 Plan.

2.19	Each award agreement entered into by FreightHub Inc. pursuant to the provisions of the 2018 Plan and assumed by the Company pursuant to the Merger Agreement prior to the re-sale of any Ordinary Shares is in materially the same form as approved by the board of directors of FreightHub Inc. concurrently with adoption of the 2018 Plan or to the extent that there are any differences, they are not differences that would render our opinion inaccurate.

2.20	Each award agreement entered into by the Company pursuant to the provisions of the 2021 Plan prior to the re-sale of any Ordinary Shares is in materially the same form as approved by the board of directors of the Company concurrently with adoption of the 2021 Plan or to the extent that there are any differences, they are not differences that would render our opinion inaccurate.

2.21	Prior to the re-sale of any such Ordinary Shares by the Selling Shareholders as contemplated by the Registration Statement:

(a)	the Conversion shall have occurred with regard to any Converted Preferred Shares;

(b)	the Warrant Exercise shall have occurred with regard to any Warrant Shares; and

(c)	the Option Exercise shall have occurred with regard to any Option Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

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3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Company is authorised to issue:

(a)	an unlimited number of shares divided into an unlimited number of ordinary shares with a par value of US$0.011 each;

(b)	a maximum of 30,525,000 series A preferred shares designated as follows:

(i)	a maximum of 25,000 series seed preferred shares with a par value of US$0.0001 each;

(ii)	a maximum of 10,000,000 series A1-A preferred shares with a par value of US$0.0001 each;

(iii)	a maximum of 3,000,000 series A2 preferred shares with a par value of US$0.0001 each; and

(iv)	a maximum of 17,500,000 series A4 preferred shares with a par value of US$0.0001 each;

(c)	a maximum of 21,000,000 series B preferred shares with a par value of US$0.0001 each; and

(d)	an unlimited number of blank check preferred shares with no par value.

3.3	The Outstanding Ordinary Shares to be resold by the Selling Shareholders as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the relevant Documents and in accordance with the terms set out in the relevant Documents such Outstanding Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4	The Converted Preferred Shares to be resold by the Selling Shareholders following any Conversion as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company follow any Conversion in accordance with the provisions of the Memorandum and Articles and the terms set out in the Registration Statement such Converted Preferred Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.5	The Warrant Shares to be resold by the Selling Shareholders upon the exercise of the Warrants in accordance with the Warrant Documents as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Warrant Documents and in accordance with the terms set out in the Registration Statement such Warrant Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

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3.6	The Option Shares to be resold by the Selling Shareholders pursuant to the provisions of the Plans have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plans for the consideration fixed thereto and duly registered in the Company’s register of members, such Option Shares will be validly issued and (assuming that all of the consideration is received by the Company) fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.7	The execution, delivery and performance of the Warrant Documents have been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by any director or officer of the Company, the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

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4.5	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion is addressed to you and may be relied upon by you, your counsel and recipients of Ordinary Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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Appendix A

Director’s Certificate (F-1 Resale)

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173, Road Town
Tortola
British Virgin Islands

12 August 2022

Dear Sirs

Freight Technologies Inc. (formerly Hudson Capital Inc.) (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 13 July 2022 remain in full force and effect and are unamended.

2	The director resolutions dated 13 December 2021, 16 December 2021, 29 December 2021, 21 January 2022, 10 February 2022, 14 February 2022, 12 July 2022 and 12 August 2022 (the “Written Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Written Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	The minutes of the meeting of the board of directors held on 23 March 2022 (the “Board Minutes”) are a true and correct record of the proceedings of the meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect.

4	Immediately prior to the issuance of any Ordinary Shares, the Company will have sufficient authorised but unissued shares in order for Ordinary Shares to be issued as contemplated by the Documents.

5	The shareholders of the Company (the “Shareholders”) have not restricted or limited the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the Board Minutes, the Written Resolutions passed on 12 August 2022 and at the date of this certificate were and are Nicholas H. Adler, William Samuels, Javier Selgas and Marc Urbach. The directors of the Company at the date of the Written Resolutions passed on 13 December 2021, 16 December 2021, 29 December 2021, 21 January 2022, 10 February 2022, 14 February 2022 and 12 July 2022 were Warren Wang, Ming Yi, Hong Chen, Xiaoyue Zhang and Hon Man Yun.

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7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

8	The Company has not created any charges over any of its property or assets.

9	Prior to, at the time of, and immediately following effectiveness of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

10	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12	The Company has at no time had employees.

13	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

14	The Ordinary Shares issued, or to be issued, pursuant to Documents and re-sold by the Selling Shareholders pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

15	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

16	The 364,374 Ordinary Shares and Preferred Shares convertible into 1,211,429 Ordinary Shares referred to in the Registration Statement as being sold by Andrew Intrater were originally issued to JADI Trust under the Merger Agreement and subsequently transferred from JADI Trust to Andrew Intrater in accordance with the laws, rules, procedures and other requirements applicable to shares registered on the NASDAQ Capital Market and recorded on the Company’s Register of Members.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:

Name:

Title:	Director

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